Exhibit 99.1

               MOLSON COORS REPORTS 2006 FIRST QUARTER RESULTS

    DENVER and MONTREAL, Canada, May 2 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) today reported a small net loss from continuing operations(1) in the first quarter 2006 and lower consolidated net sales from continuing operations on higher sales volume compared to pro forma first quarter 2005(2).

    For the 13-week first quarter ended March 26, 2006, the company reported net sales of $1.2 billion, down 0.1 percent from the pro forma net sales in the first quarter 2005. Sales volume of 8.6 million barrels, or 10.1 million hectoliters (hl), from continuing operations (Canada, U.S. and Europe), was up
2.0 percent from the pro forma first quarter a year ago. The first quarter 2006 consolidated net loss from continuing operations was $18.6 million, or a loss of $0.22 per share. Excluding special items, the after-tax loss from continuing operations was $0.4 million, or a loss of $0.01 per share, down from after-tax income of $14.7 million or $0.17 per share in pro forma first quarter 2005. The 2006 results include the impact of stock option expense and other long-term incentives, the combination of which reduced first quarter pretax income by $4.3 million, or $0.03 per share after tax. (See tables below for reconciliations to nearest U.S. GAAP measures.)

    Leo Kiely, Molson Coors president and chief executive officer, said, "Overall, our results during the first quarter of the year reflected positive sales volume and brand strength in all three of our businesses, while our earnings were negatively affected by a very difficult operating environment in the U.K., temporarily high corporate overhead expenses, and higher commodity and energy inflation costs across our system, which had a disproportionate impact because the first quarter is seasonally our smallest profit quarter. Despite these challenges, we are encouraged by the positive momentum of our core brands as we head into our key summer selling season, including the strong global performance of Coors Light, encouraging trends for Molson Canadian in Canada, and the continued strength of our leading brand in the U.K., Carling.

    "During the first quarter, Coors Light sales to retail in the U.S. were positive for the fourth consecutive quarter, and the brand achieved a mid-single-digit growth rate in global sales volume, driven by growth in all of our major markets. In addition to our strong volume performance during the first quarter, we continued to make substantial progress on reducing our cost structure through the capture of additional merger-related synergies, as well as through baseline cost-savings initiatives that are contributing to greater productivity across all of our business units and helping us offset inflationary and other cost pressures."

    The company's effective tax rate for the first quarter 2006 was 33 percent, or 31 percent for income from continuing operations, excluding special items. All $ amounts are stated in U.S. dollars.

    Canada Segment

    Canada segment comparable 2006 first quarter sales to retail increased 3.9 percent from the prior year. Double-digit percentage growth by Coors Light and significant growth of super-premium brands drove the volume improvement. In addition, Molson Canadian volume trends improved significantly during the first quarter, with a mid-single-digit increase in sales to retail compared to the prior year. The company's sales to retail grew approximately in line with the industry, resulting in unchanged market share from a year earlier.

    Canada segment sales volume was up 1.6 percent on a pro forma basis versus prior year. Canada segment net sales increased 11.0 percent on a pro forma basis from the first quarter of 2005, driven by favorable volume, foreign exchange rate movements, pricing and brand mix. Favorable foreign exchange rates benefited Canada segment net sales by approximately six percent. Pretax income in Canada during the first quarter 2006 increased 9.4 percent on a pro forma basis versus prior year due to favorable foreign exchange rates, volume growth, positive beer pricing, and lower overhead costs, partially offset by higher distribution and production costs.

    United States Segment

    In the first quarter 2006, U.S. sales to retail increased 1.9 percent on a pro forma basis during the quarter, driven by low-single-digit growth for Coors Light, strong-double-digit growth of Blue Moon and mid-single-digit growth of Keystone Light. Comparable U.S. segment sales volume increased 2.4 percent. On a pro forma basis, the company reported a 3.9 percent increase in U.S. segment net sales compared to the first quarter a year ago.

    U.S. pretax income was $15.0 million including special items. Excluding special items, U.S. pretax income was $36.7 million, up 62.4 percent on a pro forma basis, driven by volume growth, higher frontline pricing and additional progress on operations cost saving initiatives, partially offset by higher packaging materials and energy costs and competitive price discounting in some key markets.

    Europe Segment

    In the first quarter 2006, Europe segment sales volume increased 1.4 percent compared to a year ago, driven by mid-single-digit growth of the Carling brand. Net sales per barrel decreased 17.8 percent from the first quarter of 2005. Net sales and other results were affected by a roughly seven percent depreciation in the British pound versus the U.S. dollar. Approximately two-thirds of the decrease in net sales per barrel in local currency was the result of a change in invoicing arrangements with a major customer for the sale of non-owned brands, which did not impact Europe segment profits. In addition, net sales per barrel in the U.K. were negatively impacted by unfavorable owned-brand net pricing and sales mix.

    U.K. beer industry volume decreased an estimated one percent in the first quarter, indicating a market share gain by the company's U.K. business of about one-half percentage point. In the first quarter, the Europe segment reported a pretax loss of $21.2 million including special items. Excluding special items, the Europe segment pretax loss of $13.4 million was approximately double the loss during the same period a year ago, primarily due to continued unfavorable industry conditions including ongoing pricing pressures across all channels and industry volume declines in the on-premise channel. The profit declines were partially offset by the company's volume performance and cost-reduction programs.

    Corporate Expenses

    In the company's Corporate segment, general and administrative expense in the quarter was $29.7 million, up $17.5 million from the pro forma first quarter 2005. About $4.4 million of the increase was related to non-recurring expenses, such as severance costs and additional merger-related legal fees. About $2.5 million of the increase was related to the corporate portion of the company's stock-based long-term incentive plan, including the effect of adopting FAS123R accounting treatment for expensing of equity-based compensation. Approximately $3 million of the increase was driven by investments in projects and initiatives designed to achieve further cost-reductions by 2008. The balance of the increase was related to establishing a corporate center, including the transfer of nearly $3 million of global costs from operating segments and investments to support the global enterprise.

    Corporate interest expense was $34.8 million in the first quarter, 19.3 percent higher than the pro forma expense a year ago due to the high percentage of long-term debt versus a short-term bridge loan that the company had in place a year ago, as well as higher market interest rates this year.

    (1) Discontinued Operations

    Following the company's sale of a 68 percent equity interest in its Brazilian unit, Cervejarias Kaiser ("Kaiser") in January 2006, the company now reports results for its Brazil business as discontinued operations, including the company's 2006 first quarter results and 2005 first quarter results.

    In the first quarter of 2006, the Brazil discontinued operations reported an after-tax loss of $11.7 million, which includes the company's portion of the operating loss sustained by Kaiser for the period of the fiscal first quarter prior to the sale of the company's controlling interest, along with recognition of contingent liabilities for sale-related indemnity provisions, adjusted for foreign currency and non-cash accretion. In the first quarter a year ago, the Brazil segment reported a pro forma after-tax loss of $37.6 million.

    Special Items

    The company reported special items totaling $26.8 million, or $0.21 per share after-tax, during the first quarter 2006. These special charges were primarily related to accelerated initiatives to improve the company's future performance and were as follows:

    * A U.S. segment net special charge of $21.7 million, driven by expenses related to closing the Memphis brewery in the next six months, primarily accelerated asset depreciation and limited restructuring expenses.

    * In Europe, a $7.8 million special charge largely attributable to restructuring expenses for supply chain cost-reduction initiatives, as well as costs related to the closure of the company's sales operation in Russia.

    * A corporate segment special credit of $2.7 million was attributable to stock option income resulting from the quarterly adjustment to the cost of providing a floor price under options for Coors executives who left under a change-of-control provision following the merger of Molson and Coors.

    In the first quarter a year ago, the company reported pretax pro forma special charges totaling $64.6 million related to the closing of the company's Memphis brewery, the write-off of obsolete brewery assets in the Europe segment and merger-related corporate expenses.

    2006 First Quarter Earnings Conference Call

    Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the company's 2006 first quarter financial results. The company will provide a live webcast of the earnings call. Approximately two hours after the conclusion of the earnings call, the company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time. Both webcasts will be accessible via the company's website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on June 25, 2006.

    Reconciliations to Nearest U.S. GAAP Measures

    Molson Coors Brewing Company

    2006 First Quarter After-tax Income From Continuing Operations Excluding Special Items

(In millions of $US, except per share data)      1st Q 2006       1st Q 2005(2)
---------------------------------------------   ------------     --------------
U.S. GAAP:  After-tax loss from continuing
 operations:                                    $      (18.6)    $        (38.1)
     Per share                                  $      (0.22)    $        (0.44)
Add back:  Pretax special items - net                   26.8               64.6
Minus:  Tax effect on special items                     (8.6)              11.8
Non-GAAP:  After-tax (loss) income from
 continuing operations, excluding special
 items:                                         $       (0.4)    $         14.7
     Per share                                  $      (0.01)    $         0.17
Percent change from 2005 pro forma results
 from continuing operations, excluding
 special items                                        (103.0)%

Molson Coors Brewing Company
2006 1st Quarter Pretax Income From Continuing Operations, Excluding Special
Items
    (Note: Some numbers may not sum due to rounding.)

                                                 Segment
                             -----------------------------------------------        Total
(In millions of $US)          Canada      U.S.      Europe        Corporate      Consolidated
--------------------------   --------   --------   --------     ------------     ------------
U.S. GAAP: 2006 1st Q
 pretax income from
 continuing operations -
 reported                    $   45.3   $   15.0   $  (21.2)    $      (61.9)    $      (22.7)

Add back: Pretax special
 charges/credits - net             --       21.7        7.8             (2.7)            26.8

Non-GAAP: 2006 1st Q
 Pretax income from
 continuing operations,
 excluding special items     $   45.3   $   36.7   $  (13.4)    $      (64.6)    $        4.1

Percent change 2006
 1st Q vs. 2005 1st Q
 pro forma pretax from
 continuing operations,
 excluding special items         +9.4%     +62.4%     (95.6)%          (56.0)%          (74.0)%

U.S. GAAP: 2005 1st Q
 pretax income from
 continuing operations -
 pro forma(2)                $   41.4   $   15.2   $  (10.5)    $      (94.9)    $      (48.7)

Add back: Pretax special
 charges/credits - net             --        7.4        3.6             53.5             64.6

Non-GAAP: 2005 1st Q
 Pretax income from
 continuing operations,
 excluding special
 items(2)                    $   41.4   $   22.6   $   (6.8)    $      (41.4)    $       15.8

(2) Due to the completion of the Molson Coors merger on Feb. 9, 2005, 1Q05 figures are pro forma, which were prepared as though the merger took place on Dec. 26, 2004, to make the results more comparable.

    Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items should be viewed as a supplement to -- not a substitute for -- our results of operations presented on the basis of accounting principles generally accepted in the United States. We believe that Pretax and After-tax Income
(Loss) From Continuing Operations Excluding Special Items is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. Our management uses Pretax and After-tax Income (Loss) From Continuing Operations Excluding Special Items: as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

    (Summary of Operations Attached)

    Forward-Looking Statements

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, and language indicating trends, such as "trend improvements," "progress," "anticipated," "improving sales trends" and "on track." It also includes financial information, of which, as of the date of this press release, the company's independent auditors have not completed their review. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company's projections and expectations are disclosed in the company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

                          MOLSON COORS BREWING COMPANY
                      SUMMARY OF OPERATIONS - CONSOLIDATED
                                1st QUARTER 2006
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                ----------------------------
                                                  March 26,       March 27,
(In thousands, except per share amounts)            2006            2005
---------------------------------------------   ------------    ------------
Barrels of beer and other beverages sold               8,619           7,710

Sales                                           $  1,543,946    $  1,396,036
Beer excise taxes                                   (390,100)       (347,601)
Net sales                                          1,153,846       1,048,435

Costs and expenses:
  Cost of goods sold                                (726,668)       (689,644)
     Gross profit                                    427,178         358,791

  Marketing, general and administrative             (388,858)       (337,370)
  Special charges                                    (26,831)        (40,700)
Operating income (loss)                               11,489         (19,279)

  Other expense - net                                 (2,241)         (5,006)
  Interest expense - net                             (31,955)        (19,584)
Loss from continuing operations before
 income taxes and minority interests                 (22,707)        (43,869)
Income tax expense                                     7,438          15,693
Loss before minority interests                       (15,269)        (28,176)
Minority interest                                     (3,301)         (2,223)
Loss from continuing operations                      (18,570)        (30,399)
Loss from discontinued operations
 (net of tax)                                        (11,667)         (3,785)
Net loss                                        $    (30,237)   $    (34,184)

Loss from continuing operations per
 share (basic and diluted)                      $      (0.22)   $      (0.48)

Loss from discontinued operations per
 share (basic and diluted)                             (0.13)          (0.06)

Net loss per share (basic and diluted)          $      (0.35)   $      (0.54)

Weighted average number of shares
 outstanding (basic and diluted)                      85,683          63,106

Cash dividends declared per share               $       0.32    $       0.32

NOTE: All results prior to February 9, 2005, exclude Molson Inc., which merged with Adolph Coors Company on that date.

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS - CANADA
                                1st QUARTER 2006
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                ----------------------------
                                                  March 26,       March 27,
(In thousands)                                      2006            2005
---------------------------------------------   ------------    ------------
Barrels of beer and other beverages sold               1,591             875

Sales                                           $    429,930    $    239,323
Beer excise taxes                                   (100,611)        (42,992)
Net sales                                            329,319         196,331

Costs and expenses:
  Cost of goods sold                                (188,528)       (134,163)
     Gross profit                                    140,791          62,168

  Marketing, general and administrative              (95,996)        (45,787)
Operating income                                      44,795          16,381

  Other income (expense) - net                           522            (706)
  Interest income - net                                   --              --
Earnings before income taxes                    $     45,317    $     15,675

                          MOLSON COORS BREWING COMPANY
                      SUMMARY OF OPERATIONS - UNITED STATES
                                1st QUARTER 2006
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                ----------------------------
                                                  March 26,       March 27,
(In thousands)                                      2006            2005
---------------------------------------------   ------------    ------------
Barrels of beer and other beverages sold               4,958           4,794

Sales                                           $    639,503    $    610,859
Beer excise taxes                                    (88,229)        (85,886)
Net sales                                            551,274         524,973

Costs and expenses:
  Cost of goods sold                                (345,209)       (331,427)
     Gross profit                                    206,065         193,546

  Marketing, general and administrative             (169,446)       (171,479)
  Special charges                                    (21,724)         (7,447)
Operating income                                      14,895          14,620

  Other income - net                                     129              76
  Interest income - net                                   --              --
Earnings before income taxes                    $     15,024    $     14,696

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS - EUROPE
                                1st QUARTER 2006
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                ----------------------------
                                                  March 26,       March 27,
(In thousands)                                      2006            2005
---------------------------------------------   ------------    ------------
Barrels of beer and other beverages sold               2,070           2,041

Sales                                           $    473,839    $    545,854
Beer excise taxes                                   (201,260)       (218,723)
Net sales                                            272,579         327,131

Costs and expenses:
  Cost of goods sold                                (192,503)       (224,054)
     Gross profit                                     80,076         103,077

  Marketing, general and administrative              (93,682)       (109,136)
  Special charges                                     (7,803)         (3,629)
Operating loss                                       (21,409)         (9,688)

  Other expense - net                                 (2,567)         (4,353)
  Interest income - net                                2,804           3,576
Loss before income taxes                        $    (21,172)   $    (10,465)

                          MOLSON COORS BREWING COMPANY
                        SUMMARY OF OPERATIONS - CORPORATE
                                1st QUARTER 2006
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                ----------------------------
                                                  March 26,       March 27,
(In thousands)                                      2006            2005
---------------------------------------------   ------------    ------------
Barrels of beer and other beverages sold                  --              --

Sales (1)                                       $        674    $         --
Beer excise taxes                                         --              --
Net sales (1)                                            674              --

Costs and expenses:
  Cost of goods sold (1)                                (428)             --
     Gross profit                                        246              --

  Marketing, general and administrative              (29,734)        (10,968)
  Special items - net                                  2,696         (29,624)
Operating loss                                       (26,792)        (40,592)

  Other expense - net                                   (325)            (23)
  Interest expense - net                             (34,759)        (23,160)
Loss before income taxes                        $    (61,876)   $    (63,775)

(1) The amounts shown are reflective of revenues and costs associated with the Company's intellectual property, including trademarks and brands. Prior period amounts have not been reclassified due to immateriality.

SOURCE  Molson Coors Brewing Company
    -0-                             05/02/2006
    /CONTACT: News Media, Sylvia Morin, +1-514-590-6345, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Molson Coors Brewing Company /
    /Web site:  http://www.molsoncoors.com /